UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
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FORM 8-K
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 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 23, 2016
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FIRST INTERSTATE BANCSYSTEM, INC.
(Exact name of registrant as specified in its charter)
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Montana	001-34653	81-0331430
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

401 North 31st Street, Billings, MT	59116
(Address of principal executive offices, including	(zip code)
(406) 255-5390
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 23, 2016, Peter I. Wold accepted an appointment to the Board of Directors (the "Board") of First Interstate BancSystem, Inc. (the “Registrant”), to serve until the Registrant's next annual meeting of shareholders in May 2017, at which time he will be included as a nominee for election to serve a three-year term, or until his successor has been elected and appointed.

Mr. Wold will serve on the Audit Committee of the Board and will participate in the standard non-management director compensation arrangements. Under these arrangements, Mr. Wold will receive a pro-rated annual retainer valued at $20,000. Mr. Wold may elect to receive $8,333 of the annual retainer in the form of Class A common stock, with the remainder to be paid in cash.

Mr. Wold brings experience and knowledge in several industries integral to the economies throughout the Registrant's operational footprint, including oil and gas, coal, industrial minerals and cattle ranching. Mr. Wold has been the president of Wold Oil Properties, LLC, an exploration and production company with primary operations in the Rocky Mountain states, since 1993, and president of Wold Energy Partners, LLC, since 2013. Mr. Wold is also the managing partner of a cattle ranch located in Wyoming. Mr. Wold was a director and chairman of the Denver, Colorado branch of the Federal Reserve Bank of Kansas City from 1993 through 1999, commissioner and chairman of the Wyoming Enhanced Oil Recovery Institute from 2003 though 2012, director of the New York board of Oppenheimer Fund, Inc., a mutual fund company, from 2002 through 2015, a director of Arch Coal Inc. from 2010 through 2016 and a director of American Talc Company from 2000 through the present.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 30 , 2016

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ KEVIN R. RILEY
Kevin R. Riley
President and Chief Executive Officer